Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan and to the incorporation by reference therein of our reports dated February 24, 2006, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, NACCO Industries Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NACCO Industries, Inc., filed with the Securities and Exchange Commission.

Cleveland, Ohio December 8, 2006	/s/ Ernst & Young LLP